EXHIBIT 99.1

Date:     October 25, 2004
Contact:  Bruce S. Rosenbloom, CFO
Phone:    (954) 979-5995
Fax:      (954) 971-0544

PETMED EXPRESS D/B/A 1-800-PETMEDS ANNOUNCES SECOND QUARTER
FINANCIAL RESULTS

Pompano Beach, Florida, October 25, 2004 - PetMed Express, Inc. (NASDAQ: PETS) today announced results for the quarter ended September 30, 2004. Net sales for the three months ended September 30, 2004 were $28.8 million, compared to $25.0 million for the three months ended September 30, 2003, an increase of 15%. Net income was $1.8 million, or $.08 diluted per share, in each of the quarters ended September 30, 2004 and 2003. Net sales for the six months ended September 30, 2004 were $64.0 million, compared to $55.4 million for the six months ended September 30, 2003, an increase of 16%. Net income was $3.6 million, or $.15 diluted per share, for the six month period, compared to net income of $3.3 million or $.14 diluted per share, for the same period a year ago, an increase of 12%.

Mendo Akdag, CEO, commented: "Our reorder sales increased 34%, from $12.9 million to $17.2 million for the three months ended September 30, 2003 and 2004, and our reorder sales increased 46%, from $25.4 million to $37.2 million for the six months ended September 30, 2003 and 2004, respectively. We also acquired approximately 154,000 new customers in the quarter and approximately 345,000 new customers for the six month period, and approximately 52% of all orders were placed on our website for the quarter."

Founded in 1996, PetMed Express is America's largest pet pharmacy, delivering prescription and non-prescription pet medications and health and nutritional supplements for dogs and cats at competitive prices direct to the consumer through its 1-800-PetMeds toll free number and on the Internet through its website at www.1800PetMeds.com.

This press release may contain "forward-looking" statements, as defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission, that involve a number of risks and uncertainties, including the Company's ability to meet the objectives included in its business plan. Important factors that could cause results to differ materially from those indicated by such "forward-looking" statements are set forth in Management's Discussion and Analysis of Financial Condition and Results of Operations in the PetMed Express Annual Report on Form 10-K for the year ended March 31, 2004. The Company's future results may also be impacted by other risk factors listed from time to time in its SEC filings, including, but not limited to, the Company's Form 10-Q and its Annual Report on Form 10-K.

For investment relations contact PetMed Express, Inc., Pompano
Beach, Bruce S. Rosenbloom, CFO, 954-979-5995.



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                    PETMED EXPRESS, INC. AND SUBSIDIARIES
                            FINANCIAL HIGHLIGHTS

                 CONDENSED CONSOLIDATED STATEMENT OF INCOME
                                (UNAUDITIED)


                                                     Three Months Ended             Six Months Ended
                                                        September 30,                 September 30,
                                                  2004                2003        2004             2003
                                             ------------    ------------    ------------     ------------

Sales                                       $  28,754,697   $  24,969,228   $  64,043,225    $  55,356,791
Cost of sales                                  17,141,556      14,745,824      38,568,275       33,328,504
                                             ------------    ------------    ------------     ------------

Gross profit                                   11,613,141      10,223,404      25,474,950       22,028,287
                                             ------------    ------------    ------------     ------------
Operating expenses:

General and administrative                      2,971,268       2,718,371       6,193,173        5,739,625
  Advertising                                   5,629,991       4,443,980      13,384,820       10,952,970
  Depreciation and amortization                   155,294         132,049         314,353          259,400
                                             ------------    ------------    ------------     ------------
Total operating expenses                        8,756,553       7,294,400      19,892,346       16,951,995
                                             ------------    ------------    ------------     ------------

Income from operations                          2,856,588       2,929,004       5,582,604        5,076,292

Other income (expense)
  Interest expense                                   (138)         (1,526)           (880)          (4,207)
  Interest income                                  17,372           4,705          22,005            6,854
  Other, net                                        1,821             378           1,411              986
                                             ------------    ------------    ------------     ------------
Total other income (expense)                       19,055           3,557          22,536            3,633
                                             ------------    ------------    ------------     ------------

Income before provision for income taxes        2,875,643       2,932,561       5,605,140        5,079,925

Provision for income taxes                      1,063,988       1,114,373       1,975,347        1,829,153
                                             ------------    ------------    ------------     ------------

Net income                                  $   1,811,655   $   1,818,188   $   3,629,793    $   3,250,772
                                             ------------    ------------    ------------     ------------
Net income per common share:
  Basic                                     $        0.08   $        0.09   $        0.16    $        0.17
                                             ============    ============    ============     ============
  Dilutive                                  $        0.08   $        0.08   $        0.15    $        0.14
                                             ============    ============    ============     ============
Weighted average number of
  common shares outstanding:
  Basic                                        22,719,266      19,372,365     22,370,162        19,192,390
                                             ============    ============    ============     ============
  Dilutive                                     23,860,513      23,425,269     23,463,939        23,103,919
                                             ============    ============    ============     ============

                                                 BALANCE SHEET DATA
                                             September 30,     March 31,
                                                2004             2004
                                             (Unaudited)
                                              -----------     -----------

Working capital                             $  16,963,569   $  11,338,004
Total assets                                   23,740,590      18,480,808
Total liabilities                               4,331,941       4,486,299
Total shareholders' equity                     19,408,649      13,994,509



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